Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Meredith Corporation and subsidiaries:

We consent to the use of our report dated August 29, 2017, with respect to the consolidated balance sheets of Meredith Corporation and subsidiaries as of June 30, 2017 and 2016, and the related consolidated statements of earnings, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2017, and the related notes and the related financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of June 30, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Des Moines, Iowa

April 13, 2018